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                                                                     EXHIBIT 5.2

                                                            WRITER'S DIRECT
                                                        TELEPHONE (949) 760-0991
                                                        FACSIMILE (949) 760-5200
                                                            byorks@irell.com

                                 April 13, 2001

     Re: Computer Motion

To Whom It May Concern:

     We represent Computer Motion, Inc. (the "Company") in intellectual property matters. We have examined the form of Registration Statement on Form S-3 being filed by the Company, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,783,480 shares of the Company's common stock, $0.001 par value ("Common Stock"). The shares of the Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

     We have reviewed a portion of the Registration Statement entitled If We Are Unable to Protect the Intellectual Property Contained in Our Products From Use by Third Parties, Our Ability to Compete in the Market Will be Harmed. We agree with the statements made in this section of the Registration Statement. We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                                    Sincerely,


                                                /s/ IRELL & MANELLA, LLP

BJY:jby